EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Access Integrated Technologies, Inc. (the “Company”) of our report dated June 13, 2008, on our audits of the consolidated financial statements of the Company as of March 31, 2007 and 2008, and for each of the years in the three-year period ended March 31, 2008, and our report dated June 13, 2008 on our audit of the Company’s internal control over financial reporting as of March 31, 2008, included in its Annual Report on Amendment No. 2 to Form 10-K/A for the year ended March 31, 2008.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Eisner LLP

Florham Park, New Jersey
September 5, 2008